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     FOR IMMEDIATE RELEASE         CONTACT:  Steven L. Shapiro
                                        VP - Controller
                                        (617) 830-4020




          GROSSMAN'S INC. ANNOUNCES REORGANIZATION TEAM
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     CANTON, Mass. (May 12, 1997) - Grossman's Inc. (Nasdaq-GROS)
     announced today that the Board of Directors has elected Thomas E. Arnold, Jr., President and Chief Executive Officer on an interim basis, replacing Seymour Kroll, who resigned effective today. Mr. Arnold, a current member of the Board and its Audit Committee, will also continue to fulfill the duties previously assigned to him by the Board as the person principally responsible for Grossman's reorganization effort and its related Chapter 11 bankruptcy proceedings.

     Grossman's also announced that Dirck Iacobelli will assume the responsibilities of Acting Executive Vice President, Chief Financial Officer. Thomas A. Ford, who is Executive Vice-President, Chief Operating Officer, and President-Bargain Outlet Division, will now have overall responsibility for the Contractors' Warehouse Division (Midwest and Western Region), along with the Bargain Outlet Division. Mr. Ford has been recently concentrating his efforts on the Bargain Outlet Division. Both Mr. Iacobelli and Mr. Ford will report directly to Mr. Arnold.

     Mr. Arnold, 52, has extensive experience working with financially distressed companies. He recently served as Chairman, Board of Trustees, of three separate trusts responsible for the orderly management and disposition of over $1 billion in assets of Executive Life Insurance Company. Mr. Arnold also served as

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     court-appointed Chairman of the Board, Chief Executive Officer and
     President of American Continental Corporation, formerly one of the largest public finance-related real estate development companies. Mr. Arnold was appointed following the resignation of Charles Keating in conformance with the confirmed Plan of Reorganization in the American Continental case.

     Mr. Iacobelli, 48, has been a financial consultant to troubled companies since 1986 and has worked closely with Mr. Arnold on a number of assignments, including Executive Life Insurance Company and American Continental Corporation matters. Mr. Iacobelli, who holds an MBA from Amos Tuck School at Dartmouth College, has on many occasions acted as chief financial officer (whether so formally denominated or not) in engagements where the companies were restructuring and, in many cases, disposing of assets.

     Mr. Ford, 40, has been with Grossman's his entire 23 year career. He has held positions of authority at all levels of operations, including district manager, regional manager, director of store operations, and Vice-President and General Manager of the Bargain Outlet Division.

     Robert K. Swanson, Chairman of the Board of Grossman's, stated, "The Board is pleased that Tom Arnold has agreed to assume the positions of President and CEO. He brings the skills necessary to work effectively with Tom Ford in operations and Dirck Iacobelli on the financial side. We have now assembled an excellent team to work through the problems of the bankruptcy and towards a reorganization."

     Grossman's Inc. operates 15 stores under the name Contractors' Warehouse in California, Indiana, Kentucky and Ohio, and 28 stores under the name Mr. 2nd's Bargain Outlet in Massachusetts, New York and Rhode Island.

     Statements contained in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.


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     Important factors, beyond the company's control, that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the need for approvals by the Bankruptcy Court, competition, stability of customer demand, and the sufficiency of its capital resources. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     Grossman's Inc. press releases and public filings can be accessed on the Internet through Business Wire's Home Page:
     http://www.businesswire.com/cnn/gros.htm

     Mr. 2nd's Bargain Outlet maintains a web site for product information, store locations and feedback:
     http://www.bargain-outlets.com



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